EXHIBIT 99.1
(Translation from Japanese disclosure to JASDAQ)
July 28, 2005
[U.S. GAAP]
Consolidated Semi-annual Financial Results Release
For the Six Months Ended June 30, 2005
Jupiter Telecommunications Co., Ltd. (Consolidated)
Company code number: 4817 (URL http://www.jcom.co.jp/)
Shares traded: JASDAQ
Location of headquarters: Tokyo
Executive position of legal representative: Tomoyuki Moriizumi, Chief Executive Officer
Please address all communications to:

Koji Kobayashi, IR Office	Phone: +81-3-6765-8158 E-Mail: KobayashiKo@jupiter.jcom.co.jp

Hiroto Motomiya, Accounting Controlling	Phone: +81-3-6765-8140 E-Mail: MotomiyaH@jupiter.jcom.co.jp
Date of Board of Directors’ meeting for approval of interim financial results: July 28, 2005
Name of parent companies (Percentage of voting rights held in the Company)
LMI/Sumisho Super Media, LLC (54.45%*)
Liberty Media International, Inc. (54.45%)
Liberty Global, Inc. (Listed on the NASDAQ) (54.45%)
Sumitomo Corp. (TSE1 : 401047) (8.30%)
*	Percentage of shareholdings in LMI/Sumisho Super Media, LLC is 67.6% for Liberty Media International Inc. and 32.4% for Sumitomo Corporation
Adoption of U.S. accounting standards: Yes
1. Consolidated operating results (From January 1, 2005 to June 30, 2005)
(1) Consolidated financial results

(In millions of yen, with fractional amounts rounded)
	Revenue		Operating income
	(Millions of yen)%		(Millions of yen)%
June 30, 2005	86,831	11.3	10,853	(11.3)
June 30, 2004	78,042	14.5	12,233	115.9

December 31, 2004	161,346		22,592

				Net income per share,
	Net income		Net income per share	(diluted)
	(Millions of yen)%		(Yen)	(Yen)
June 30, 2005	10,273	30.7	1,770.93	1,768.08
June 30, 2004	7,863	454.1	1,678.44	1,678.44

December 31, 2004	10,821		2,221.47	2,221.47

(Notes)
1. Gains on investments through equity method accounting:

June 2005 interim term: 215 million yen December 2004 term: 610 million yen	June 2004 interim term: 289 million yen
2. Average number of outstanding shares during term (consolidated):

Basic

June 2005 interim term: 5,801,009 shares December 2004 term: 4,871,169 shares	June 2004 interim term: 4,684,536 shares

Diluted

June 2005 interim term: 5,810,385 shares December 2004 term: 4,871,169 shares	June 2004 interim term: 4,684,536 shares
3. Changes in accounting methods: None

4.	The percentages shown next to revenue, operating income and net income represent year-on-year changes.
(2) Consolidated financial position

			Equity capital ratio to	Shareholders’ equity
	Total assets	Shareholders’ equity	total assets	per share
(Millions of yen)		(Millions of yen)%		(Yen)
June 30, 2005	493,039	240,960	48.9	37,925.43
June 30, 2004	433,152	106,077	24.5	22,644.18

December 31, 2004	439,291	138,370	31.5	26,888.43

(Notes)
Number of outstanding shares at end of term (consolidated):
June 2005 interim term: 6,353,534 shares            June 2004 interim term: 4,684,536 shares

December 2004 term: 5,146,074 shares
(3) Consolidated cash flow statement

	Cash flows from	Cash flows from	Cash flows from	Balance of cash & cash
	operating activities	investing activities	financing activities	equivalents
	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)
June 30, 2005	27,323	(19,914)	32,747	50,576
June 30, 2004	24,423	(18,681)	(1,009)	12,519

December 31, 2004	52,512	(39,882)	(9,996)	10,420

(4) Scope of consolidation and application of the equity method
Consolidated subsidiaries: 18
Nonconsolidated subsidiaries accounted for under equity method: —
Affiliated companies accounted for under equity method: 6
(5) Changes in scope of consolidation and in application of the equity method

Consolidation (new): 1 Equity method (new): —	(elimination): 2 (elimination): —
2. Consolidated forecasts for December 2005 term

(From January 1, 2005 to December 31, 2005)
	Revenue	Net income
	(Millions of yen)	(Millions of yen)
Annual	185,000	19,000

(N.b.) Estimated net income per share (annual): 3,125.24 yen

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

Customers
Flow of services provided
Flow of fees for services provided
Flow of funds
Installation
Cable TV
Telephony
High-speed Internet
Bundling Service
(Triple-Play Service)
Subscripti
on fees,
19 managed/ non-managed franchise
17managed franchises
(Consolidated)
J:COM Tokyo CO., Ltd.
J:COM Gunma Co., Ltd.
Cable Vision 21 Inc.
J:COM Kita Kyushu Co., Ltd.
Hokusetsu Cable Net Co., Ltd.
Tsuchiura Cable Television Co., Ltd.
J:COM Kansai Co., Ltd.
Urawa Cable Television Network Co., Ltd.
J:COM Shonan Co., Ltd.
Cable Net Kobe Ashiya Co., Ltd.
Media Saitama Co., Ltd.
J:COM Chiba Co., Ltd.
J:COM Kanto Co., Ltd.
J:COM Sapporo Co., Ltd.
J:COM Chofu Co., Ltd
(Affiliates)
Fukuoka Cable Network Co., Ltd.
Cable Net Shimonoseki Co., Ltd.
Non-managed investments
(Affiliates)
Cable Television Kobe Inc.
Green City Cable TV Corporation
Interconnection agreement
Connection fees
Regional telephone, long-distance telephone, international telephone, cellular telephone, and PHS (Personal Handyphone System) carriers
Internet-access service
Connection fees
Internet service providers
(Consolidate subsidiary)
@NetHome Co., Ltd.
(Affiliate)
Kansai Multimedia Service Co., Ltd.
For only managed franchises
Companies covered by syndicate loan agreement
Financial Support
Financial Support
Financial subsidiary
(Consolidated subsidiary)
J:COM Finance Co., Ltd.
Programming and installation fees
Programming/ installation
Management based on MSO (multiple-system operation) contract
Management fee
Equity Participation
Holding company
(Parent company)
LMI/Sumisho Super Media, LLC
Jupiter Telecommunications Co., Ltd.
Programming fees
Programming fees
Equity participation
Installation fee
Equity participation
Equity participation
Equity Participation
Programming, etc.
Programming
Installation
General trading company
(Other related company)
Sumitomo Corporation
Equity Participation
Programming Companies
Planning and services for VOD
(Affiliates)
Jupiter VOD Co., Ltd.
System design/implementation and consulting
(Consolidated subsidiary)
Cable System Engineering Corporation*
Investment in media industry
(Parent company)
Liberty Media International, Inc.
Equity Participation
Investment in media industry
(Parent company)
Liberty Global, Inc.

※ Bundled services provided by non-managed franchises are different from ours. Telephony services are not provided at some managed franchises.

* *As of July 1, 2005, Cable Systems Engineering Corporation was renamed as J:COM Technologies Co., Ltd.

2. Management Policy
(1) Fundamental management policy
The Jupiter Telecommunications Group’s (J:COM) basic management philosophy defines the Company’s mission as enhancing the sense of affluence felt by customers in their daily lives by meeting their needs through state-of-the-art visual, audio and Internet services based on high-quality technologies.
In order to realize our management philosophy, J:COM Group provides three services in a comprehensive “One-Stop Shop” format: (1) cable television (J:COM TV), (2) high-speed Internet access (J:COM NET) and (3) telephony services (J:COM PHONE). These are provided through the group’s managed franchises, which use the J:COM broadband (high speed, large capacity) network.
Through such services, the J:COM Group endeavors each day to build the close relationships with the customers and the local communities. The aim of its efforts is to become the kind of company able to return the benefits of its achievements widely to the local communities and shareholders.
As a leader in the broadcast telecommunication industry, Jupiter Telecommunications will seek to gain the satisfaction and the trust of all stakeholders, including the customers, the local communities and the shareholders. The Company will expand the range of its services and content hereafter by utilizing the technologies and know-how that it has accumulated over the years. The J:COM Group will aim to achieve sustained growth by carefully exploring all opportunities in new areas of business.
(2) Fundamental policy regarding the distribution of profits
The management believes it is important to return profits to the shareholders. As such, the Company will continue to consider an appropriate distribution of profits over the long run, while maintaining and strengthening its financial standing to enable the business development that would maximize its corporate value for future growth.
(3) Philosophy and fundamental policy regarding reductions in the size of the investment unit
The Company believes that expanding its base of shareholders and increasing the marketability of its shares are important issues from the standpoint of capital policy. Given the current level of its share price and liquidity, we believe that reducing the amounts required for investment in its shares is not necessary for the moment. Should the share price changes dramatically, however, we will consider the reduction of minimum trading lots for shares.
(4) Target management indices
The target of the J:COM Group’s services is the individual subscriber. Hence the ability of the group to bundle services in a One-Stop Shop format and at reasonable prices is its most powerful advantage. Jupiter Telecommunications believes that the important benchmarks for measuring the effectiveness of management are revenue, subscriber numbers, Revenue Generating Units (RGUs) per subscribing household, or average number of services per subscribing household and average revenue per unit (ARPU)—and churn rate.
In terms of profitability, the Company believes that EBITDA* and EBITDA margins are the important indices for measuring its economy of scale against fixed costs including SG&A expenses.
*	EBITDA(adjusted) represents operating income before depreciation, amortization and stock compensation expense.
(5) Medium and long-term management strategies
The Jupiter Telecommunications Group has identified “Volume plus Value” as the core of its management strategy, and will continue to pursue economy of scale (expanding volume) while also putting further efforts into increasing the attractiveness of the group’s services (increasing value).
In terms of volume strategy, the J:COM Group is endeavoring to increase subscriber numbers in existing markets by taking the following actions: strengthening its sales and marketing capabilities, actively marketing to households that currently receive retransmission services, expanding the customer base by exploiting the increasing visibility of the digital service and the shift from analog to digital terrestrial broadcasting, and promoting business based on its strong local presence. In addition, the J:COM Group will promote other measures to expand existing market areas, including: extending its network, forming strategic alliance with other geographically proximate cable television operators or acquiring them and providing services to other cable television systems. In the rapidly changing broadcast communication industry, the ability to adapt immediately to new technologies and new services is vital; the J:COM Group will work in tandem with other companies in the cable television industry to elevate the visibility of the industry as a whole.
In terms of value strategy, the group will endeavor to increase the number of services provided per subscribing household (bundling ratio) through bundled transactions, and to increase the ARPU (average monthly revenue per unit) by enhancing the value added of its existing services.
(6) Issues requiring action
The paramount issue facing the Jupiter Telecommunications Group is sustaining consistent growth hereafter in the face of increasingly harsh competition with satellite operators and telecommunications carriers.
To sustain future growth, the J:COM Group will steadily execute its “Volume plus Value” strategy to increase subscriber numbers and ARPU.
The J:COM Group’s function as a multiple system operator (MSO) maximizes economy of scale; by increasing the number of companies under its umbrella, the group will increase the efficiency of its capital investments. Also, by integrating the customer service, technical and local program production divisions of its managed franchises, it will further enhance the efficiency of its operations.
These strategies are discussed in concrete detail below.

Volume strategy
1) Increasing subscriber numbers in existing service areas
Strengthening sales and marketing capabilities
The J:COM Group currently deploys approximately 1,800 persons in direct sales teams that cover the densely populated urban areas of the Kanto, Kansai and Kyushu regions, and also Sapporo. Sales personnel takes a consultative sales approach by meeting customer face-to-face and listening to their needs. To enable sales teams to present information on increasingly complex digital services in a detailed yet easy-to-understand manner, the J:COM Group focuses on two tasks: providing a higher level of training to sales personnel and increasing the percentage of sales personnel employed by managed franchises as full-benefit employees or as contract employees. Moreover, the group is using customer centers—three in the Kanto, and one each in the Kansai, Kyushu and Sapporo—to supplement direct sales activity. At these centers, personnel are equipped not only to respond to inquiries from customers but also to explain services over the phone and to schedule installations. The aim is to attract new subscribers and to sell additional services to existing customers.
To mark its listing on the Jasdaq Securities Exchange on March 23, 2005, the Company changed its corporate logo to J:COM. The colon in J:COM is meant to suggest the Company’s role as a connecting point between the customer and the future; it is also meant to symbolize the group’s desire to link customers with J:COM, customers with their communities, and families with families through the J:COM “window”. It is a new branding concept. In marketing its services hereafter, the J:COM group will stress four key words or phrases which denote the strength of the J:COM Group: “Face to Face”, “Fun”, “Advanced” and “Reliability and Assurance.”
Actively marketing to households that receive retransmission services
In addition to the J:COM Group’s 1.95 million paying customers (total managed franchises as of June 30, 2005), 3.15 million households (total managed franchises as of June 30, 2005) in multiple-dwelling units (MDUs) or in areas affected by signal interference are currently connected to the group’s network. The members of these households can view terrestrial broadcasting by using the tuners on their TV sets. The J:COM Group also provides these households with local information through community channels. The community channels represent a potential medium for delivering promotional messages or advertisements on the group’s services. Consequently, the J:COM Group has an edge over its competitors in this segment of the market. Moreover, because these households are already connected to the Company’s network, initial installation costs can be kept below what they would have otherwise been. The J:COM Group exploits these advantages by promoting bulk contracts called “J:COM IN THE ROOM” for MDUs to convert them into a stable revenue source. This represents a different approach from a conventional way of marketing targeted at individual customer, for our sales staff proposes MDUs’ owner or management association to make the entire households living in the MDUs to subscribe to our service in bulk. The bulk contract volume has been increasing steadily since March 2005, since it fulfills the owners’ needs to raise the MDUs’ asset value and increase rent revenue by shortening vacancy period. Another effects that J:COM Group can expect from the bulk contract include prevention of competitors’ entering into the market and reduction of cancellation rate at MDUs that was subject to frequent cancellation. The Company will propel the marketing activities of the bulk contract for MDUs owners through strengthening bundled service of J:COM TV and J:COM NET.
Expanding the customer base by exploiting the increasing visibility of the digital service and the shift from analog to digital terrestrial broadcasting
The Ministry of Internal Affairs and Communications has mandated that all terrestrial television broadcasting be changed from analog to digital by July 2011. With the announcement of this policy, many terrestrial broadcasters have already begun digital broadcasting in the Kanto, Kansai and Nagoya regions. Ordinarily, those who wish to view terrestrial digital broadcasts must have a special antenna and a digitally adapted television or digital tuner. This is not true of subscribers to the J:COM Group’s digital service, who can watch digital broadcasts, including a great number of attractive high-definition programs, by using a digital set top box. As the general public’s awareness of terrestrial digital broadcasting increases, the attractiveness of the group’s digital service will grow in the eyes of potential customers. This is an opportunity that will be vigorously pursued, and the group will make the most of this chance to increase subscribers to its digital service. In addition to terrestrial digital broadcasts, J:COM offers other digital services through its single set top box, including BS (broadcast satellite) and CS (communications satellite) digital broadcasting, electronic programming guides (EGP), video on demand (VOD), etc.
Promoting business based on strong local presence
The principal characteristic—and principal strength—of cable television stations is their strong local flavor, their close ties to the communities they serve. So the Company has taken a two-pronged approach in each market: concentrating functions that contribute to economies of scale within the MSO; and, at the same time, assigning staff who are intimately familiar with the area to handle local operations at managed franchises, assuring that sales, marketing and customer service suit the conditions and environment of each locale. The managed franchises also produce and broadcast community channels that cover local governmental events and topics relating to the local community. Also, in conjunction with program suppliers, each of the managed franchises organizes various local events that target mainly its local customers.
To promote a sales approach that is increasingly locally oriented, the J:COM Group is endeavoring to increase the number of sales persons hired locally and to increase the ratio of local hires who become full-benefit employees of its managed franchises. The group is also endeavoring to provide more effective and in-depth training programs to sales personnel.
The J:COM Group has also established customer centers in each market area in order to respond efficiently to telephone calls and email inquiries from customers because they are manned by personnel familiar with the social and cultural peculiarities of each locale. The technical support centers deployed in each market also provide prompt responses to requests for new installations or troubleshooting.
The J:COM Group firmly believes that promoting business based on its strong local presence strengthens the Company’s ties with its customers, local governments and communities, and enhances customer satisfaction.
2) Expanding existing service areas
Extending the J:COM network
One of the growth strategies of the J:COM Group is to concentrate resources on extending network in order to increase the number of serviceable households, or “homes passed” (“homes passed” refers to the number of households that can be connected through lines that have been laid for cable television, high-speed Internet access and telephony).
In determining plans for extending network, the J:COM Group takes into account the following factors for the areas being considered: characteristics of the area (percentage of single and multi-dwelling units, etc.), competition with other companies, on-the-ground sales capabilities and investment efficiency, etc.
The J:COM Group will continue to make the extension of network an important part of its management strategy hereafter, and will take vigorous steps to brings these plans to fruition.
Forming strategic alliance with other geographically proximate cable television operators or acquiring them
With the exception of Sapporo, the J:COM Group’s managed franchises are concentrated in the Kanto, Kansai and Kyushu regions. Organizing managed franchises by region enables the group to reduce network construction costs and to introduce new services rapidly. This in turn allows the group to provide service to a larger number of customers on the basis of a common operational infrastructure—an infrastructure comprising station operations, sales, technical support, and customer service. Given the characteristics of the industry—the large number of small companies involved, increasing competitive pressures from both inside and outside the industry and the larger investments demanded by the shift to digital broadcasting, etc.—the J:COM Group believes that smaller cable television stations will begin moving toward mergers or alliances with companies that have larger managerial resources.
The J:COM Group will pursue equity-based alliances with small and medium-sized independents that are operating in areas close to its own stations. Or, if the opportunity arises, it will pursue friendly acquisitions of such stations.
Providing services to other cable television stations
Jupiter Telecommunications will also seek to enhance its revenues by providing services to unrelated cable television stations. These services will include cable television digital distribution and primary IP telephony.
In terms of the former, the Company has already begun providing digital broadcasting, pay-per-view (PPV) and other digital services to two operators affiliated with Mediatti Communications, Inc. In terms of the latter, the Company, @NetHome Co., Ltd. (our 100% subsidiary), and Mediatti Communications, Inc. have together reached a basic agreement for @NetHome to provide wholesale primary IP telephony services to Mediatti, based on Jupiter’s know-how in primary IP telephony services.
The J:COM Group recognizes that the ability to adapt rapidly to new technologies and services in a rapidly changing broadcast telecommunications industry is important. At the same time, it believes that, in order to resist competitive inroads from other companies, it is vital to collaborate with other cable television companies over broad geographical areas to increase the entire industry’s presence. As a part of this strategy, Jupiter Telecommunications has decided to make an investment in Japan Digital Service Corp. (JDS), an operator of a broad-area distribution network for cable television providers. Consequently, starting this autumn the J:COM Group is scheduled to begin using the nationwide optical transmission network that JDS is developing in the Tokyo-Nagoya-Osaka-Fukuoka corridor, enabling the J:COM Group to offer CS digital programming to its digital service subscribers without relying on satellites. In concert with JDS, the J:COM Group will build a platform that enables cable television operators to provide highly individualized programming, which ranges from CS high-definition broadcasting to shows with local content.
Value strategy
1)	Increasing the number of services provided per household (bundling ratio) through bundled transactions
The Company believes that the J:COM Group’s bundled service, in which the three services provided by the group (J:COM TV, J:COM NET, and J:COM PHONE) are combined into a single package, is superior to similar services provided by other companies in terms of service content and quality, level of customer service, pricing structure, etc. The bundling ratio, which indicates the number of services provided per household, stood at 1.70 (as of June 30, 2005) for all managed franchises. In terms of individual managed franchises, the Higashi-Kanto station of J:COM Kanto Co., Ltd. had a bundling ratio of 2.03; it will be a goal of the Company to increase the bundling ratio for the entire group to levels approaching that of the Higashi-Kanto station hereafter. Another factor in this regard is that, as the bundling ratio increases, the churn rate declines. The J:COM Group will continue to promote bundled transactions.
2)	Increasing ARPU by enhancing the value added of existing services
To increase ARPU, the J:COM Group will aim to enhance value added for its three existing services through higher quality and performance.
The following discussion details the status of current services and the actions being taken to establish new services.
Cable television (J:COM TV)
The J:COM Group began full-fledged marketing of J:COM TV Digital service in April 2004. Subscriber households have grown steadily since the launch of the service, standing at 426,000 households (25.7% of all cable television subscribing households) as of the end of the interim period for the year under review. The group provides this digital service at a monthly rate of 4,980 yen (including rental costs for the set top box), which is 1,000 yen higher than the charge for its analog J:COM TV. Hence, promoting the shift to digital services contributes to a higher average revenue per customer. In the J:COM TV Digital service, subscribers can choose a basic package that offers substantial value, including terrestrial digital and BS digital broadcasts, with their large offerings of high-definition programs, as well as CS digital broadcasting, which features carefully selected and highly attractive specialty channels. The basic package also includes electronic programming guides (EPG), many premium channels that are available on a monthly basis, and a pay-per-view (PPV) service, where subscribers pay only for the programs watched. In addition, the group began a video-on-demand (VOD) service (J:COM On Demand) through all of its managed franchises from July 1, 2005; J:COM On Demand enables viewers to select and watch programming whenever they want. The VOD service is one example of an interactive digital service that takes maximal advantage of the Company’s broadband network; and it is a service that cannot be duplicated by satellite TV operators.
Finally, the group has plans to begin a digital video recording (DVR) service by the end of the year, which will feature a built-in hard disk in its set top box capable of recording high-definition broadcasts.
High-speed Internet access (J:COM NET)
Through alliances with the Internet service providers @NetHome Co., Ltd. and Kansai Multimedia Service Co., Ltd. (our affiliated company of which we own 25.75% share), the J:COM Group provides a high-speed Internet access service with access speeds of 8 Mbps and 30 Mbps.
The primary market for J:COM Group’s Internet service is a family. To ensure their satisfaction, J:COM endeavors continually to expand and broaden the basic offerings of J:COM NET. As a result, the basic Internet package permits five email accounts to be opened free of charge and offers a wide array of security services, virus scanning, parental control software*, and etc. The Company has also started offering a modem that fits in wireless LAN as a part of home working services. J:COM plans to continue to add a variety of applications based on new technology as these become available.
For customers who require even higher-speed Internet access, the Company plans to launch a new service called “J:COM NET Hikari” in the fall to residents of MDUs. Using a modem developed based on a technology called c.LINK, the new service will offer access speeds of up to 100 Mbps.
Telephony service (J:COM PHONE)
The J:COM Group’s telephony service differs from the IP telephony services provided by a number of Internet service providers in that it offers virtually similar quality to the fixed phone services of Nippon Telegraph and Telephone East Corp. and Nippon Telegraph and Telephone

*	A service that either removes or replaces violent and love scene that parents do not want their children to see and run the scene seamlessly.

West Corp.
Previously, the group had been providing primary telephone services that used traditional switching technology. Starting this April, J:COM Sapporo, which did not have telephony service before, began offering fixed-line telephony services using IP technologies. As with the primary telephone services offered by other J:COM companies, this service offers number portability and the ability to place emergency calls (such as 110, 118, 119, etc.). The J:COM Group will also begin providing primary IP telephone services through Chofu Cable Inc. and J:COM Gunma Co., Ltd. that have no telephony service yet. With the commencement of these two services, the J:COM Group will offer cable television, Internet access, and telephony services—the so-called “triple play"—through all of its managed franchises.
Development of new services
Based on its customer base of 1.95 million households (total managed franchises as of June 30, 2005) and other resources—its brand strength, marketing, sales and technical capabilities, customer service infrastructure and billing platforms, etc.—the J:COM Group will continue to develop new services. One example is a collaborative project with a mobile telecommunications carrier, with over 88 million subscribers; another is an interactive TV service and home security service that utilizes digital technology’s interactivity.
This ability to provide a high value added, reasonably priced lifeline service in a one-stop format through one billing is where the J:COM Group excels; the group believes that increasing customer satisfaction through the provision of such services will generate higher ARPU.
In addition to its “Volume plus Value” growth strategy, the J:COM Group also pursues economy of scale by further exploiting its advantages as an MSO.
In this regard, the group endeavors to reduce costs by eliminating overlapping functions at its managed franchises and slimming down the organization.
Currently, the J:COM Group responds efficiently to telephone and other inquiries from customers at six customer centers. Additionally, at the four monitoring centers that cover its main marketing regions, the J:COM Group has implemented systems-monitoring programs which enable it to constantly monitor its networks. In relation to headend systems, it has 41 offices in operation for analog services, while digital headend functions are designed to cover the entire country with three locations.
Hereafter, the group will strive to increase the efficiency of its technical operations, by integrating the operations of its technical support centers to J:COM Technologies Co., Ltd. (our 100% subsidiary, company name changed from Cable System on 1 July, 2005).This will enable the group to increase the efficiency of its technical operations.
The group also believes that promoting a unified marketing program organized under the J:COM brand will even out SG&A expenses while bringing about more efficient sales promotion activities.

Finally, with an expanding base of customers as a backdrop, the J:COM Group intends to use its increasing bargaining power vis-à-vis vendors as a means of acquiring programming and equipment on more advantageous terms.

3. Business Results and Financial Conditions
(1) Business Results (comparisons are year-on-year)
As of June 30, 2005, RGUs of the Jupiter Telecommunications consolidated Group had increased as follows: cable TV, by 107,100 to 1,546,700 households, high-speed Internet access, by 112,000 to 763,600 households and telephony services, by 185,100 to 807,100 households.
The number of customer connected stood at 1,826,200, an increase of 145,000. The average RGU per customer also increased, standing at 1.71 compared to 1.61 as of the end of the six-month period to June 2004. (Note: the data on RGUs are totals for the Group’s consolidated subsidiaries excluding affiliated franchise companies.)
During the six-month period ended June 30, 2005, the Company reported revenue of 86,831 million yen, an increase of 11% (in value terms, an increase of 8,789 million yen). Net income was 10,273 million yen, an increase of 31% (or of 2,411 million yen). Operating income declined by 11% (by 1,380 million yen), due to the recognition of stock compensation costs of 1,985 million yen, which increased because of a higher company stock price. Net income, however, rose because of: (1) lower interest expenses (a decrease of 885 million yen), which resulted from the repayment of debt out of proceeds from the Company’s initial public offering and (2) a decrease in income taxes (of 2,697 million yen), which resulted from reversals of valuation allowances that were recognized under deferred tax accounting by a number of subsidiaries.
The following discusses reasons for changes in the major categories of revenues and expenses.
1)	Revenue
Subscription Fees
Subscription fees increased by 14% (by 9,793 million yen) to 77,945 million yen. Subscription fees increased as follows: cable television by 10% (by 3,524 million yen) to 40,810 million yen, high-speed Internet access by 18% (by 3,374 million yen) to 22,593 million yen and telephony services by 25% (by 2,895 million yen) to 14,542 million yen. In addition to growth in RGU (+7% in cable television, +17% in high-speed Internet access and +30% in telephony services), the increase in cable television subscription revenue was due in part to the increasing proportion of cable television subscribers who subscribe to our digital service, for which we charge a higher fee compared to the analog service, and consolidation of Chofu starting in March 2005. The increase in high-speed Internet subscription fees was attributable in part to increasing penetration of our premium 30Mbps high-speed Internet service, for which we charge our subscribers fees higher than those for our 8Mbps basic high-speed Internet service subscription service. The increase in telephony subscription fees attributable to subscriber growth was partly offset by a decrease in the average monthly telephone call revenue per subscriber. These increases were also partly offset by an increase in the amount of bundling discounts associated with the increase in the number of services per household during the period.

Other
Other revenue decreased by 10% (by 1,004 million yen) to 8,886 million yen, primarily because of a 42% decline (by 1,120 million yen) in installation revenues. The decline in installation revenues was due to lower installation fees charged by the Company in conjunction with marketing campaigns.
2)	Operating Costs and Expenses
Operating and Programming Costs
Operating and programming costs increased by 8% (by 2,746 million yen) to 35,115 million yen. This increase was primarily attributable to 1.1 billion yen increase in programming costs associated with a larger number of cable television subscribers, 0.6 billion yen increase in network maintenance costs.
Selling, General and Administrative Expenses
Selling, general and administrative expenses increased by 24% (by 3,546 million yen) to 18,293 million yen. This increase was mainly due to (a) 0.9 billion yen resulting from increased hiring of sales force for future competition, (b) one-time expense of 0.7 billion yen for branding and (c) other general expenses, marketing and advertising.
Stock Compensation Expenses
Stock compensation expenses increased by 1,936 million yen to 1,985 million yen. To account for its stock-based compensation plans to employees, the Company uses the intrinsic value method prescribed under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB No. 25” (“FIN No. 44”). On the other hand, the Company accounts for stock-based compensation plans to non-employees and employees of nonconsolidated affiliated companies by using the fair market value method, which is prescribed under SFAS No. 123, “Accounting for Stock-Based Compensation,” and under Agreement 00-12 of the Emerging Issues Task Force, “Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee” (“EITF 00-12”).
The increase in stock compensation expenses during the six-month period ended June 30, 2005 resulted from an appreciation of the Company’s stock price following its IPO in March. As of the end of June 2005, the Company’s share price (= fair value) stood at 93,700 yen per share, which for the first time brought fair value above the 80,000 yen exercise price on the Company’s options. Consequently, the Company recognized as an expense the intrinsic value (i.e., the difference between fair value and exercise price) of vested options held by directors and employees of the Company and by the employees of the Company’s consolidated subsidiaries.

Depreciation and Amortization
Depreciation and amortization expenses increased by 10% (by 1,941 million yen) to 20,585 million yen. The increase primarily reflected installations of equipment for new customers, and expansions and upgrades of the Company’s network.
3)	Other Costs and Expenses
Interest Expense (Net)
Net interest expense decreased by 23% (by 885 million yen) to 2,979 million yen. This resulted mainly from a decrease in the Company’s total indebtedness including capital leases by 77,342 million yen (a 30% decline). The majority of this decrease occurred in August 2004, as a result of the repayment of ¥30,000 million of debt owed to our principal shareholders from the proceeds of equity contributions, and in March 2005 as a result of the repayment of our ¥50,000 subordinated loan facility following our successful initial public offering.
Minority Interest in Net Income
Minority interest in net income decreased by 53% (by 186 million yen) to 168 million yen. This was primarily because of adjustments required following the merger of three consolidated subsidiaries into J:COM Chiba.
Income Taxes
Income taxes were an expense of 2,697 million yen for the six months ended June 30, 2004 and a benefit of 2,067 million yen for the six months ended June 30, 2005. Despite an increase in taxable income for eight subsidiaries that had no tax loss carryforwards, the Company recognized 3,921 million yen in deferred tax benefits at three consolidated subsidiaries with tax loss carryforwards. This was accomplished through the reversal of valuation allowances for which the related deferred tax assets were considered realizable in future years.
(2) Financial situation
As of June 30, 2005, cash and cash equivalents (“cash”) stood at 50,576 million yen, an increase of 304% (of 38,057 million yen) compared to cash as of June 30, 2004.
The following is a summary of cash flow during the interim period ended June 30, 2005.
Cash Flows from Operating Activities
Net cash provided by operating activities amounted to 27,323 million yen, an increase of 2,900 million yen compared to net cash provided in the previous period of 24,423 million yen. This was primarily the result of a 2,496 million yen increase in operating income before depreciation, amortization and non-cash stock compensation charges.

Cash Flows from Investing Activities
Net cash used in investing activities amounted to 19,914 million yen, an increase of 1,233 million yen compared to net cash used in the previous period of 18,681 million yen. This was primarily the result of a 1,154 million yen decrease in restricted cash balances that had been required under the terms of a previous credit facility and of a 779 million yen increase in capital expenditures (from 14,845 million yen for the six months ended June 30, 2004 to 15,624 million yen for the six months ended June 30, 2005). These uses were partially offset by a net decrease of 607 million yen in amounts spent on acquisitions of minority interests in new and existing consolidated subsidiaries.
Cash Flows from Financing Activities
Net cash provided by financing activities amounted to 32,747 million yen, an increase of 33,756 million yen compared to net cash used in the previous period of 1,009 million yen. The Company raised 90,642 million yen through its initial public offering and repaid 53,647 million yen in long-term and short-term debt and 5,792 million yen of principal on its capital leases.
(3) Forecasts for the year ending December 2005
The forecasts (for revenues and net income) that were previously announced by the Company on February 18, 2005 have been updated as follows, with revisions explained.

Revenue:	185,000 million yen (unchanged)

Net income:	Revised upward from 14,000 million yen to 19,000 million yen. This increase primarily comes from reversal of valuation allowance, partly offset by stock compensation expense.

4. Consolidated interim Financial Statements
JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(YEN IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Six months ended	Six months ended	Change		12 months ended
	June 30, 2005	June 30, 2004			Dec. 31, 2004
Account	Amount	Amount	Amount	(%)	Amount

Revenue:
Subscription fees	77,945	68,152	9,793	14.4	140,826
Other	8,886	9,890	(1,004)	(10.2)	20,520

	86,831	78,042	8,789	11.3	161,346

Operating costs and expenses
Operating and programming
costs	(35,115)	(32,369)	(2,746)	(8.5)	(53,870)
Selling, general and
administrative	(18,293)	(14,747)	(3,546)	(24.0)	(44,227)
Stock compensation	(1,985)	(49)	(1,936)	—	(84)
Depreciation and amortization	(20,585)	(18,644)	(1,941)	(10.4)	(40,573)

	(75,978)	(65,809)	(10,169)	(15.5)	(138,754)

Operating income (loss)	10,853	12,233	(1,380)	(11.3)	22,592

Other income (expenses):
Interest expense, net:
Related parties	(488)	(2,206)	1,718	77.9	(4,055)
Other	(2,491)	(1,658)	(832)	(50.2)	(6,046)
Other income, net	285	189	96	50.7	37

Income (loss) before income
taxes and other items	8,159	8,558	(399)	(4.7)	12,528

Equity in earnings of affiliates	215	289	(74)	(25.5)	610

Minority interest in net (income) losses of consolidated subsidiaries	(168)	(354)	186	52.5	(458)

Income before income taxes	8,206	8,493	(286)	(3.4)	12,680

Income taxes	2,067	(630)	2,697	—	(1,859)

Net income	10,273	7,863	2,411	30.7	10,821

Per Share data
Net income per share – basic	1,770.93	1,678.44	92.50	5.5	2,221.47
Net income per share – diluted	1,768.08	1,678.44	89.64	5.3	2,221.47

Weighted average number of ordinary shares outstanding – basic	5,801,009	4,684,536	1,116,473	23.8	4,871,169

Weighted average number of ordinary shares outstanding – diluted	5,810,385	4,684,536	1,125,849	24.0	4,871,169

(Note)1
Fractional rounded makes some differences with sum of breakdown and total in Change column.
(Note)2
In February 2005, Liberty Media International, Inc. (“LMI”) acquired a controlling interest in the parent company of Jupiter Telecommunications Co., Ltd. (“the Company”), LMI/Sumisho Super Media, LLC. Accordingly, the Company is now a consolidated subsidiary of LMI. Subsequently, LMI became a wholly owned subsidiary of Liberty Global Inc. (“LGI”), whose shares were listed on the Nasdaq Stock Market on June 16, 2005. Consequently, the Company is now a consolidated subsidiary of LGI. To unify the financial statements of subsidiaries of LGI and LMI, the Company reclassified certain expenses from “sales, general and administrative expenses” to “operating and programming costs” for all periods presented. These reclassifications resulted in 6,506 million yen (8.3% of revenues) being moved from the former to the latter category for the six-month period ended June 2004. The main expenses subject to reclassification were subscriber billing costs and customer center-related expenses.

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(YEN IN MILLIONS)

	June 30, 2005	December 31, 2004	Change
Account	Amount	Amount	Amount

Current assets:
Cash and cash equivalents	50,576	10,420	40,156
Accounts receivable	8,140	8,823	(683)
Loans to related party	—	4,030	(4,030)
Prepaid expenses and other current assets	6,026	4,099	1,927

Total current assets	64,742	27,372	37,370

Investments:
Investments in affiliates	3,851	3,773	77
Investments in other securities, at cost	2,902	2,901	1

	6,753	6,674	78

Property and equipment, at cost:
Land	1,796	1,796	—
Distribution system and equipment	363,752	344,208	19,544
Support equipment and buildings	12,134	12,613	(479)

	377,682	358,617	19,065

Less accumulated depreciation	(119,533)	(108,614)	(10,919)

	258,149	250,003	8,146

Other assets:
Goodwill, net	142,490	140,659	1,831
Other	20,905	14,583	6,322

	163,395	155,242	8,153

	493,039	439,291	53,747

	June 30, 2005	December 31, 2004	Change
Account	Amount	Amount	Amount

Current liabilities:
Short-term loans	250	250	—
Long-term debt–current portion	9,027	5,386	3,641
Capital lease obligations–current portion
Related parties	8,583	8,237	346
Other	1,183	1,292	(108)
Accounts payable	14,693	17,164	(2,472)
Accrued expenses and other liabilities	7,660	6,156	1,504

Total current liabilities	41,396	38,485	2,911

Long-term debt, less current portion	138,762	194,088	(55,327)

Capital lease obligations, less current portion:
Related parties	22,068	19,715	2,353
Other	2,202	2,561	(359)
Deferred revenue	42,573	41,699	874

Severance and retirement allowance	2,894	2,719	175
Redeemable preferred stock of consolidated subsidiary	500	500	—
Other liabilities	467	180	287

Total liabilities	250,862	299,947	(49,086)

Minority interests	1,217	974	242

Shareholders’ equity:
Ordinary shares no par value	114,069	78,133	35,936
Additional paid-in capital	194,626	137,931	56,695
Accumulated deficit	(67,413)	(77,686)	10,273
Accumulated other comprehensive loss	(322)	(8)	(313)
Treasury stock	0	—	0

Total shareholders’ equity	240,960	138,370	102,591

	493,039	439,291	53,747

(Note)
Fractional rounded makes some differences with sum of breakdown and total in Change column.

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(YEN IN MILLIONS)

	Six months ended	Six months ended	12 months ended
	June 30, 2005	June 30, 2004	Dec. 31, 2004
Classification	Amount	Amount	Amount
Cash flows from operating activities:
Net income (loss)	10,273	7,863	10,821
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,585	18,644	40,573
Equity in earnings of affiliates	(215)	(289)	(610)
Minority interest in net income of consolidated subsidiaries	168	354	458
Stock compensation expenses	1,985	49	84
Deferred income taxes	(3,644)	97	46
Provision for retirement allowance	154	111	648
Changes in operating assets and liabilities, excluding effects of business combinations:
(Increase)/decrease in accounts receivable, net	821	534	(431)
(Increase)/decrease in prepaid expenses and other current assets	(1,859)	(1,051)	5
(Increase)/decrease in other assets	(167)	(432)	2,444
Increase/(Decrease) in accounts payable	(1,813)	(5,267)	(1,185)
Increase/(decrease) in accrued expenses and other liabilities	1,628	3,708	40
Increase/(decrease) in deferred revenue	(593)	102	(381)

Net cash provided by operating activities	27,323	24,423	52,512

Cash flows from investing activities:
Capital expenditures	(15,624)	(14,845)	(31,793)
Acquisition of new subsidiaries, net of cash acquired	(4,234)	(103)	(443)
Investments in and advances to affiliates	90	97	(360)
(Increase)/decrease in restricted cash	—	1,154	1,773
Loans to related party	—	—	(4,030)
Acquisition of minority interest in consolidated subsidiaries	(215)	(4,953)	(4,960)
Other investing activities	69	(31)	(69)

Net cash used in investing activities	(19,914)	(18,681)	(39,882)

(YEN IN MILLIONS)

	Six months ended	Six months ended	12 months ended
	June 30, 2005	June 30, 2004	Dec. 31, 2004
Classification	Amount	Amount	Amount
Cash flows from financing activities:
Proceeds from issuance of common stock	90,642	—	30,000
Net increase in short-term loans	—	—	250
Proceeds from long-term debt	1,544	5,302	185,302
Principal payments of long-term debt	(53,647)	(1,167)	(210,098)
Principal payments under capital lease obligations	(5,792)	(5,144)	(11,887)
Other financing activities	—	—	(3,563)

Net cash provided by (used in) financing activities	32,747	(1,009)	(9,996)

Net increase in cash and cash equivalents	40,156	4,733	2,634

Cash and cash equivalents at beginning of year	10,420	7,786	7,786

Cash and cash equivalents at end of term	50,576	12,519	10,420

Notes to Interim Period Consolidated Financial Statements
1.	Scope of consolidation
(1)	Number of consolidated subsidiaries: 18

(2)	The names of the Company’s consolidated subsidiaries are shown in “1. Status of Jupiter Telecommunications Group”.
2.	Scope of application of equity method
(1)	Number of equity method affiliates: 6

(2)	The names of these affiliates are shown in “1. Status of Jupiter Telecommunications Group”.
3.	Fiscal year end
The fiscal year end for all consolidated subsidiaries is the same as the date of consolidated closing.
4.	Significant accounting policies
(1)	Accounting standards used to prepare interim period financial statements

The Company prepares its interim period consolidated financial statements using terminology, forms and methods of preparation required under accounting principles generally accepted in the United States of America.

(2)	Securities valuation standards and valuation method

To value its securities, the Company applies Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Investments in affiliates (excluding loans):	Equity method

Investments in other securities:	Cost method
When investments in affiliates and unmarketable stocks decline in value, the Company considers the possibility of recognizing impairment losses if such declines are deemed to be more than temporary.
(3)	Valuation standards and valuation methods for derivatives

The Company accounts for derivatives based on SFAS No. 133 “Accounting for Certain Derivative Instruments and Hedging Activities” and on SFAS No. 138 “Accounting for Certain Derivative Instruments and Hedging Activities—an Amendment to SFAS No. 133”. According to SFAS No. 133, as amended, all derivatives must be fairly valued and recognized on the balance sheet as assets or liabilities.
•	Derivative instrument designated and effectively active as a fair value hedge:
Changes in the fair value of derivative instruments and of the assets or liabilities being hedged are recognized as periodic income/loss.

•	Derivative instrument designated as cash flow hedge—regarding the portion effectively active as a hedge:

Until income/losses on the assets or liabilities being hedged are recognized on the income statement, they must be recognized as other comprehensive income/loss.

•	Derivative instrument designated as cash flow hedge—regarding the portion that is not effectively active as a hedge:

Recognized as periodic income/loss.

•	Derivative instruments not designated as hedge:

Changes in fair value recognized as periodic income/loss.
(4)	Accounting for long-term assets

For long-term assets other than goodwill, the Company evaluates the need for impairment losses on the basis of SFAS No. 144 “Accounting for Asset Retirement Obligations,” which applies to instances when certain portions of book value are deemed unrecoverable or when changes in a situation result in book value becoming unrecoverable.

(5)	Depreciation method for tangible fixed assets

The straight-line method is applied.

Useful lives of major assets:

Distribution equipment:	10—15 years

Buildings:	15—60 years

Support equipment and buildings:	8—15 years

(Assets acquired through capital leases are depreciated over periods ranging from 2-21 years.)
(6)	Valuation standards and valuation methods for goodwill

The Company recognizes as goodwill the difference between costs of acquisition of CATV companies and the estimated fair value of the net assets of applicable companies.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company conducts an impairment test once each year or whenever an event occurs that suggests the possibility of impairment.

(7)	Amortization of software

The “Other assets-other” account in the consolidated balance sheet includes internally used software, which the Company amortizes using the straight-line method based on estimated useful life within the Company (less than 5 years).

(8)	Standards for recognition of important allowances
1)	Bad debt allowance

The Company calculates a bad debt allowance on the basis of actual loss ratios of previous years. It also recognizes estimated uncollectible amounts when such allowances are required (including when payments are due from companies that have gone bankrupt).

2)	Severance and retirement allowance

The Company has an unfunded defined-benefit pension plan, for which it recognizes retirement allowance expenses in accordance with SFAS No. 87 “Employer’s Accounting for Pensions.”
(9)	Lease transactions

The Company accounts for leases in accordance with SFAS No.13 “Accounting for Leases.”

(10)	Amortization of goodwill

Please refer to item (6) above.

(11)	Consumption tax treatment

The Company applies the “tax exclusion method” for consumption taxes (where consumption taxes are excluded from income and expense on the income statement, and payables and receivable are recognized net of consumption taxes on the balance sheet).

5.	Manufacturing, Orders and Sales
The Jupiter Telecommunications Group (the Company and its consolidated subsidiaries) is primarily involved in providing cable TV, high-speed Internet access, and telephony services. Accordingly, the Group has nothing to report regarding manufacturing and orders.

The details of revenue—subscription fees are as shown under “3. Business Results and Financial Conditions — (1)Business Results - 1) Revenue.”
6.	Segment Information
(1)	Operating segments
The Jupiter Telecommunications Group (the Company and its consolidated subsidiaries) operates a single segment which it calls the cable TV businesses. Therefore, information on operating segments has been omitted in this section.
(2)	Segment information by region
Because the Company does not have any overseas subsidiaries or branches, this section is not applicable.

(Translation from Japanese disclosure to JASDAQ)
July 28, 2005
7. Semi-annual Financial Results Release
For the Six Months Ended June 30, 2005

Jupiter Telecommunications Co., Ltd. (Parent Company Only)
Company code number: 4817 (URL http://www.jcom.co.jp/)
Shares traded: JASDAQ
Location of headquarters: Tokyo
Executive position of legal representative: Tomoyuki Moriizumi, Chief Executive Officer
Please address all communications to:
Koji Kobayashi, IR Office	Phone: +81-3-6765-8158	E-Mail: KobayashiKo@jupiter.jcom.co.jp
Toshiki Kobayashi, General Accounting	Phone: +81-3-6765-8181	E-Mail: KobayashiT@jupiter.jcom.co.jp
Date of Board of Directors’ meeting for approval of interim financial results: July 28, 2005
Name of parent companies (Percentage of voting rights held in the Company)
LMI/Sumisho Super Media, LLC (54.45%*)
Liberty Media International Inc. (54.45%)
Liberty Global Inc. (Listed on the NASDAQ) (54.45%)
Sumitomo Corp. (TSE1 : 8053) (8.30%)
* Percentage of shareholdings in LMI/Sumisho Super Media, LLC is 67.6% for Liberty Media International Inc. and 32.4% for Sumitomo Corporation
1.	Operating results (From January 1, 2005 to June 30, 2005)
(1)	Financial results

	Revenue		Operating income		Income before income taxes
	(Millions of Yen)%		(Millions of Yen)%		(Millions of Yen)%
June 30, 2005	34,503	15.4	(499)	—	137	(85.6)
June 30, 2004	29,909	27.7	973	184.0	948	407.8

December 31, 2004	64,060		1,593		1,485

	Net income		Net income per share
	(Millions of Yen)%		(Yen)
June 30, 2005	(1,594)	—	(274.78)
June 30, 2004	905	221.8	193.13

December 31, 2004	(1,570)		(322.36)

     (notes)
1.	Average number of outstanding shares during term:
June 2005 interim term: 5,801,009 shares June 2004 interim term: 4,684,536 shares

December 2004 term: 4,871,169 shares
2.	Changes in accounting methods: None

3.	The percentages shown next to revenue, operating income and net income represent year-on-year changes.

(2)	Dividend information

Dividend per
	Dividend per share (interim)	share (annual)
	(yen)	(yen)
June 30, 2005	—	—
June 30, 2004	—	—

December 31, 2004	—	—

(3)	Financial position

	(In millions of yen, with fractional amounts rounded)
			Equity capital ratio	Shareholders' equity
	Total assets	Shareholders' equity	to total assets	per share
	(Millions of yen)	(Millions of yen)%		(Yen)
June 30, 2005	197,127	185,102	93.9	29,133.63
June 30, 2004	235,471	67,351	28.6	14,377.33

December 31, 2004	155,914	94,876	60.9	18,436.61

(Notes)

Number of outstanding shares at end of term
June 2005 interim term: 6,353,534 shares June 2004 interim term: 4,684,536 shares

December 2004 term: 5,146,074 shares
2.	Forecasts for December 2005 term
(From January 1, 2005 to December 31, 2005)

We are a multiple system operator, who support operational systems (managed franchises). We don’t disclose our own forecast since our business results depend on managed franchises’ performance.

July 28, 2005
Jupiter Telecommunications Co., Ltd.

Highlight of 2005 1H Results (1/2)

	Unit: Yen in 100 million (rounding in 10 million yen )

	Six				2005 FY	2004 FY
	months	Six months	Change		estimation	result
Profit & Loss Statement	ended	ended June			(achieve-	(estimate	Explanation of changes
	June 30, 2005	30, 2004	Amount	%	ment)	vs. 2004)

Revenue:
Subscription fees	779	682	98	14%			Revenue breakdown: CableTV 408(+35up, or +10%), Internet 226(+34up, or +18%), Phone 145(+29up, or+25%)
Other	89	99	Δ10	Δ10%			Install revenue decreased due to free install campaign

Total	868	780	88	11%	1,850	1,613
Operating costs and expenses:					(47)%	(15)%
Operating & programming costs	Δ351	Δ324	Δ27	8%			In line with increase of RGU, programming costs(+11), network maintenance costs(+6).
Selling, general & administrative	Δ183	Δ147	Δ35	24%			Headcount increase in sales force for future competition(+9), one-time branding expense(+7), etc

Adjusted EBITDA	334	309	25	8%	725	632
Stock compensation	Δ20	0	Δ19		(46)%	(15)%	Fair value exceeded exercisable price
Depreciation & amortization	Δ206	Δ186	Δ19	10%			Increase of installation equipments

Operating income	109	122	Δ14	Δ11%
Other income (expense):
Interest expense, net	Δ30	Δ39	9	Δ23%			Repayment of 300 in August 04 by capital increase & 500 in March 05 by IPO.
Other income (expense), net	3	2	1	51%

Income before tax, equity, minority	82	86	Δ4	Δ5%
Equity in earnings of affiliates	2	3	Δ1	Δ26%
Minority interest in net income	Δ2	Δ4	2	Δ53%			Adjustment in line with merger of 3 subsidiaries into J:com Chiba

Income before income taxes	82	85	Δ3	Δ3%
Income taxes	21	Δ6	27				Reversal of valuable allowance(39)

Net income	103	79	24	31%	190	108
					(54)%	(76)%

Adjusted EBITDA margin	38.5%	39.6%	Δ1.1pts	Δ3%

Capital expenditures	156	148	8	5%
Capital Lease expenditure	73	50	23	46%

Total	229	198	31	16%

	Six months	Six months			June 30,	December
Cash Flow	ended June	ended June		Balance Sheet	2005	31, 2004	changes
	30, 2005	30, 2004

Cash provided by operating activities	273	244	Improvement of EBITDA(334)	Total Assets	4,930	4,393	537

Cash used in investing activities	Δ199	Δ187	Capital expenditure (156) and Acquisition of shares (42) etc.	Equity	2,410	1,384	1,026

Free Cash Flow*1	44	46	(Cash from Operating activities 273) — (Capital expenditure 156) — (Capital lease 73)	Equity capital ratio to total assets	49%	32%	17pts up

Cash generated from financing activities	327	Δ10	IPO proceed ( +906)— Repayment( —594 incl. capital lease principal payments)	Debt (including capital lease obligations)	1,821	2,315	Δ494

Increase (decrease) of cash	402	47		Net Debt	1,315	2,211	Δ896
				D/E Ratio (Net)	0.55	1.60	1.05pts up

*1:Free Cash Flow=(Cash provided by operating activities)—(Capital expenditures)—(Capital lease expenditures)

Jupiter Telecommunications Co., Ltd.

Highlight of 2005 1H Results (2/2)

				(reference)
Jcom Group	As of June	As of June	1H. Net	As of June		Explanation of changes
	30, 2005	30, 2004	Gain	30, 2004

Consolidated subsidiaries						Feb. 05 - Chofu became subsidiary
Franchises	15	16	Δ1	17	(a)	Apr. 01 - Three subsidiaries (Super Network U, Cable Network
Others	3	3	0	2		Yachiyo and Kisarazu Cable Television) merged to create J:COM Chiba.

total	18	19	Δ1	19	(1)
Equity-method affiliates
Franchises	2	2	0	2	(b)	FCN (Fukuoka) and Simonoseki
Others	4	4	0	3

total	6	6	0	5	(2)

Other franchises	0	1	Δ1	1	(c)	Feb. 05 - Chofu became subsidiary

Group total ((1)+(2))	24	25	Δ1	24
Franchise ((a) +(b)+(c))	17	19	Δ2	20

				(Reference)
Operating Data	As of June 30,	As of Dec. 31,	change	As of June	Explanation of changes
	2005	2004		30, 2004

RGU — managed franchises*2
CATV	1,656,400	1,592,500	63,900	1,550,300
(Digital CATV)	426,000	243,500	182,500	86,800
High-speed internet	808,500	751,600	56,900	692,300
Telephony	859,200	773,000	86,200	659,200

Total RGU	3,324,100	3,117,100	207,000	2,901,800

Customers connected	1,955,800	1,873,000	82,800	1,808,500

Average RGU per customer	1.70	1.66	0.04	1.60
Customers homes passed	7,198,200	6,861,700	336,500	6,704,400
Rate of taking all 3 services	20.8%	19.1%	1.7pts	16.3%

	Six months	Six months
	ended June	ended June	Change	Explanation of changes

Average franchise revenue	7,370	6,974	396	Increase of average RGU per customer
per customer per	*3	*4		and increase of ratio of digital
Monthly churn rate*5
CATV	1.4	1.5	Δ0.1
High-speed internet	1.4	1.3	0.1
Telephony	0.8	0.8	0.0

*2: Managed franchise data at March 31, 2004 excludes Chofu, with which we had a management agreement, but in which we did not have an equity investment until 2005
*3: Actual results for January — June, 2005
*4: Actual results for January — June, 2004
*5: Monthly churn rate=number of cancellation÷average customers connected÷number of months

				(Reference)		As of	As of		(Reference)
	As of June 30,	As of Dec. 31,	change	As of June		June 30,	Dec 31,	Change	As of
	2005	2004		30, 2004		2005	2004		June 30,2004

(Reference)					(Reference)

RGU — consolidated franchise					RGU-J:COM Chofu
CATV	1,546,700	1,482,600	64,100	1,439,600	CATV	32,100	29,900	2,200	27,700
(Digital CATV)	406,400	232,000	174,400	84,400	(Digital CATV)	11,400	6,200	5,200	2,100
High-speed internet	763,600	708,600	55,000	651,600	High-speed internet	10,800	9,800	1,000	8,600
Telephony	807,100	726,500	80,600	622,000	Telephony	0	0	0	0

Total RGU	3,117,400	2,917,700	199,700	2,713,200	Total RGU	42,900	39,700	3,200	36,300

Customers connected	1,826,200	1,744,800	81,400	1,681,200	Customers connected	35,500	32,900	2,600	30,300
Average RGU per customer	1.71	1.67	0.04	1.61
Customers Homes Passed	6,616,300	6,287,800	328,500	6,145,600

FOR IMMEDIATE RELEASE
Jupiter Telecommunications Co., Ltd.
July 28, 2005
J:COM REVISES BUSINESS RESULTS FORECAST FOR 2005
Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM, JASDAQ code: 4817) today revised its business results forecast, announced on February 28, 2005, for the fiscal year ending December 2005 as follows.
J:COM, the multiple system operator (MSO), discloses U.S. GAAP-based consolidated business results forecast only since it manages operations on that basis.
1.	Business Results Forecast for December 2005 Term

Consolidated basis for the year between January 1 and December 31, 2005 (U.S. GAAP)

(Millions of yen)

			Change
	Previous forecast	Current forecast	(percentage)
Revenue	185,000	185,000	0
			(0%)
Net income	14,000	19,000	5,000
			(+35.7%)
2.	Reasons for the revision

Forecast for revenue remains unchanged.

Upward revision of net income forecast primarily comes from reversal of valuation allowance, partly offset by stock compensation expense.

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.